Exhibit 16.1     Letter re: Change of Certifying Accountant




May 26, 2005



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of M Power Entertainment Inc., formerly known as GK Intelligent Systems, Inc., dated May 26, 2005, captioned "Changes in Registrant's Certifying Accountant," and that we agree with the statements made therein as they relate to HJ & Associates, LLC. We are not in a position to agree or disagree with the statements in
Item 4.01 regarding the engagement of Hansen Barnett & Maxwell, LLC or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah